FOURTH AMENDMENT OF LOAN DOCUMENTS

THIS AMENDMENT, made as of the 30th day of June, 1995, by and between ULTRA PAC, INC., a Minnesota corporation (the "Borrower"), WEST ONE BANK, IDAHO, an Idaho banking corporation ("West One") and NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, a national banking association ("Norwest") (West One and Norwest, respectively and collectively, together with any lender who subsequently becomes a party hereto, the "Lenders").

                              W I T N E S S E T H:

WHEREAS, the Borrower and the Lenders entered into that certain Credit and Security Agreement dated June 13, 1994, by and between the Borrower and the Lenders, as amended by that certain First Amendment of Loan Documents, dated July 1, 1994 (the "First Amendment") and that certain Second Amendment of Loan Documents, dated March 7, 1995 (the "Second Amendment") and that certain Third Amendment of Loan Documents, dated June 1, 1995 (the "Third Amendment") (such agreement, as so amended, the "Credit Agreement"), pursuant to which the Lenders agreed to extend an $8,000,000 line of credit (the "Revolving Loan") and a additional term loans in the aggregate amount of $6,000,000 (the "Term Loans") to the Borrower; and

WHEREAS, the Revolving Loan is evidenced by that certain $4,400,000 revolving note dated June 13, 1994, executed by the Borrower and payable to the order of Norwest, as heretofore and hereinafter amended, (the "$4,400,000 Revolving Note") and that certain $3,600,000 revolving note dated June 13, 1994, executed by the Borrower and payable to the order of West One, as heretofore and hereinafter amended, (the "$3,600,000 Revolving Note") (the $4,400,000 Revolving Note and the $3,600,000 Revolving Note are hereinafter collectively referred to as the "Revolving Notes"); and

WHEREAS, the Term Loan is evidenced by that certain $3,300,000 Term Note dated June 13, 1994, executed by the Borrower and payable to the order of Norwest, as heretofore and hereinafter amended, (the "$3,300,000 Note") and that certain $2,700,000 Term Note dated June 13, 1994, executed by the Borrower and payable to the order of West One (the "$2,700,000 Note") (the $3,300,000 Note and the $2,700,000 Note are hereinafter collectively referred to as the "Term Notes"); and

WHEREAS, the Borrower has requested the Lenders to (i) increase the amount of the Revolving Loan from $8,000,000 to $9,500,000; (ii) extend the "Termination Date" of the "Credit Facility" (as that term is defined in the Credit Agreement) from May 31, 1996 to May 31, 1997; (iii) amend certain financial covenants as contained herein (iv) increase the capital expenditure limitation to $9,500,000, all as herein contained and (v) extend the maturity date of the Term Notes; and

WHEREAS, the Lenders are willing to agree to the foregoing subject to the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.   Amendment of Term Notes

     A.   $3,300,000 Term Note. The $3,300,000 Term Note is hereby amended by
          (i) deleting the date "May 31, 1996" and substituting "May 31, 1997" therefor and (ii) deleting the date "June 1, 1996" and substituting "June 1, 1997" therefor.

     B.   $2,700,000 Term Note. The $2,700,000 Term Note is hereby amended by
          (i) deleting the date "May 31, 1996" and substituting "May 31, 1997" therefor and (ii) deleting the date "June 1, 1996" and substituting "June 1, 1997" therefor.

2.   Amendment of Revolving Notes.

     A. $4,400,000 Revolving Note. The $4,400,000 Revolving Note is hereby amended by deleting the date "May 31, 1996" and substituting "May 31, 1997" therefor and to increase the amount payable thereunder from $4,400,000 to $5,225,000. Accordingly, the Revolving Notes, the Credit Agreement and all other Loan Documents are amended to reflect such increase.

     B. $3,600,000 Revolving Note. The $3,600,000 Revolving Note is hereby amended by deleting the date "May 31, 1996" and substituting "May 31, 1997" therefor and to increase the amount payable thereunder from $3,600,000 to $4,275,000. Accordingly, the Revolving Notes, the Credit Agreement and all other Loan Documents are amended to reflect such increase.

3.   Amendments to Credit Agreement.

     A. The Credit Facility is hereby increased from $8,000,000 to $9,500,000. Accordingly, all references in the Credit Agreement and the Loan Documents of "$8,000,000" and/or the amount of the Credit Facility shall hereafter be "$9,500,000."

          B. Section 1.1 of the Credit Agreement entitled "Amount of Commitment" shall be deleted in its entirety and the following substituted therefor:

               "Amount of Commitment" shall be $9,500,000 in the aggregate and, for each Lender, shall initially be as set forth below:

                                     Revolving Note Term Note

               Norwest        $5,225,000 (55%)         $3,300,000 (55%)

               West One       $4,275,000 (45%)         $2,700,000 (45%)


          C. Section 1.1 of the Credit Agreement entitled "Borrowing Base" shall be deleted in its entirety and the following substituted therefor:

               "Borrowing Base" means, at any time and subject to change from time to time in the Lenders' sole discretion, the lesser of

               (a)  $9,500,000 or

               (b)  the sum of

                    (i)  80% of Eligible Accounts, plus

                    (ii) 40% of Eligible Inventory consisting of raw materials and work in process, plus

                   (iii) 40% of Eligible Inventory consisting of finishing
                         goods (provided, that during the period June 1, 1995 to September 30, 1995, the percentage for finished goods Eligible Inventory shall be 50%).

          D. Section 2.5 of the Credit Agreement entitled "Nature of this Facility; Termination by the Lenders" is hereby amended by deleting the date "May 31, 1996" therefrom and substituting the date "May 31, 1997" therefor.

          E. Section 2.15(a) of the Credit Agreement is hereby amended by deleting the amount of "$8,000,000" and substituting the amount of "$9,500,000" therefor.

          F. Section 6.12(a) of the Credit Agreement is hereby amended by deleting the date "January 31, 1995" and substituting the date "January 31, 1996" therefor.

          G. Section 6.12(b) of the Credit Agreement is deleted in its entirety and the following shall be substituted therefor:

               (b) a minimum net income after taxes of $750,000 year to date as of the fiscal quarter ended July 31, 1995; and $1,150,000 as of the fiscal year ended January 31, 1996;

          H. Section 6.12(c) of the Credit Agreement is hereby amended by deleting "1.6:1.0 as of the fiscal year ended January 31, 1995" therefrom and substituting "1.25:1.0 as of the fiscal year ended January 31, 1996" therefor.

          I. Section 6.12(d) of the Credit Agreement is hereby deleted in its entirety and the following shall be substituted therefor:

               (d) a ratio of Indebtedness to Tangible Net Worth of not more than 3.15:1.0 at any time from February 1, 1995 until September 30, 1995; not more than 3.0:1.0 from October 1, 1995 to January 30, 1996 and not more than 2.80:1.0 on January 31, 1996 and at all times thereafter;


          J. Section 6.12(e) of the Credit Agreement is hereby deleted in its entirety and the following substituted therefor:

               (e) for the periods ending July 31, 1995, October 31, 1995 and January 31, 1996, an Interest Coverage Ratio of 2.5:1.0 based upon the previous four quarters' results.

          K. The paragraphs between Section 6.12(e) and Article VII of the Credit Agreement are hereby deleted in their entirety and the following substituted therefor:

               The Borrower understands that new mutually agreeable financial covenants for the fiscal year ending January 31, 1997 will have to be set prior to January 31, 1996. If such covenants are not established by such date, the following shall apply:

               (a) working capital (current assets less current liabilities, calculated in accordance with generally accepted accounting principles, consistently applied) in an amount not less than $2,000,000 at all times from January 31, 1997;

               (b) a minimum net income after taxes of $750,000 year to date as of the fiscal quarter ended July 31, 1996; and $1,150,000 as of the fiscal year ended January 31, 1997;

               (c) a ratio of traditional cash flow (net income plus non-cash expense items) to the current portion (those payments due within the following 12 month period) of the Borrower's long-term debt (not including deferred income taxes) of at least 1.25:1.0 as the fiscal year ended January 31, 1997;

               (d) a ratio of Indebtedness to Tangible Net Worth of not more than 3.15: 1.0 at any time from February 1, 1996 until September 30, 1996; not more than 3.0:1.0 from October 1, 1996 to January 30, 1997 and not more than 2.80:1.0 on January 31, 1997 and at all times thereafter;

               (e) on a quarterly basis, maintain an Interest Coverage Ratio of 2.5:1.0 based upon the previous four quarters' results.

          L. Section 7.10, Capital Expenditures, of the Credit Agreement is hereby deleted in its entirety and the following shall be substituted therefor:

               7.10 Capital Expenditures. The Borrower's capital expenditures during its fiscal year ending January 31, 1996 together with any capital lease obligations, shall not exceed $9,500,000 in the aggregate, without the prior written approval of the Agent; provided, however, that during any fiscal year of the Borrower, capital expenditures out of the ordinary course of the Borrower's business shall not exceed $1,000,000 in the aggregate; further provided, that the Borrower shall promptly notify the Agent of any and all capital expenditures in excess of $1,000,000 for the purchase of any single item. Capital expenditure limitations for the fiscal year ending January 31, 1997 shall be established by the Agent and agreed to by the Borrower on or before May 31, 1996.

4. Amendment of Loan Documents. The Credit Agreement, the Revolving Notes, the Term Notes, and the "Loan Documents" (as defined in the Credit Agreement) are each hereby amended to incorporate the foregoing amendments.

5. Representations. The Borrower hereby warrants and represents to the Lenders that (a) each and all of the representations and warranties set forth and contained in the Credit Agreement, the Loan Documents and the documents related thereto are true, correct and complete in all respects as of the date hereof, and (b) no Event of Default (as that term is defined in the Credit Agreement), and no event, circumstance or condition which with the giving of notice or the passage of time or both would constitute an Event of Default, has occurred or is continuing as of the date hereof, unless specifically waived in writing by the Lender.

6. No Set-Off. The Borrower hereby acknowledges and agrees with the Lenders that (i) the Note, the Credit Agreement, and any and all other documents related thereto, executed by it and delivered to the Lenders remain in full force and effect in accordance with its original terms, except as previously amended in writing or as amended herein, and (ii) no events, conditions or circumstances have arisen or exist as of the date hereof which would give the Borrower the right to assert a defense, counterclaim and/or setoff to any claim by the Lenders for payment of amount owing under the Revolving Notes, the Credit Agreement, the Loan Documents or any of the documents related thereto.

7. Release. The Borrower hereby releases the Lenders and each of its officers, directors, agents, employees, legal counsel and other representatives from any and all claims, demands, causes of action, liability, damage, loss, cost and expense which it has paid, incurred or sustained or believe it has paid, incurred or sustained, known or unknown, absolute or contingent, liquidated or unliquidated, as a result of or related to their past or present relationship with the Lenders, including, but not limited to (a) the transactions evidenced by or related to the Credit Agreement, the Revolving Notes, the Loan Documents and any and all other documents, agreements or instruments related thereto, or (b) any acts or omissions of the Lenders or any of its officers, directors, agents, employees, legal counsel or other representatives in connection therewith or related thereto, or (c) the extension or denial of credit.

8. No Other Amendments. Except as expressly amended hereby, the Credit Agreement, the Revolving Notes, the Loan Documents, and the documents related thereto shall remain in full force and effect in accordance with the original terms, and no course of dealing or other action or statement of the Lenders or any of its officers, directors, agents, employees, legal counsel or other representative shall amend, or be deemed an amendment of, the Loan Documents, the Revolving Notes, the Credit Agreement or any of the documents related thereto.

9. Costs and Expenses. In accordance with the Credit Agreement, the Borrower shall pay on demand all costs and expenses, including attorneys' fees, incurred by the Lenders in connection with the preparation of this Agreement and the documents related hereto.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                  BORROWER:
                                  ULTRA PAC, INC.

                                  By: /s/ Brad Yopp
                                      Its CFO

                                  And:
                                      Its

                                  LENDERS:
                                  WEST ONE  BANK, IDAHO
                                  By: /s/ James Hawken
                                      Its Vice President


                                  NORWEST BANK MINNESOTA,
                                   NATIONAL ASSOCIATION

                                  By: /s/ Laura Schmadt Oberst
                                      Its Vice President